Karat Packaging Reports Fourth Quarter and Full Year 2025 Financial Results

— Continued Profitable Growth and Business Expansion —

CHINO, Calif., March 12, 2026 – Karat Packaging Inc. (Nasdaq: KRT) (“Karat” or the “Company”), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced financial results for its fourth quarter and full year ended December 31, 2025.

Fourth Quarter 2025 Highlights

•Record fourth quarter net sales of $115.6 million, up 13.7 percent, from $101.6 million in the prior-year quarter.
•Gross profit of $39.3 million, versus $39.8 million in the prior-year quarter.
•Gross margin of 34.0 percent, reflecting an expected decrease from 39.2 percent in the prior-year quarter due to elevated tariffs.
•Net income of $7.2 million, up 22.8 percent, from $5.9 million in the prior-year quarter.
•Net income margin of 6.2 percent, from 5.8 percent in the prior-year quarter.
•Adjusted EBITDA of $12.5 million, versus $11.3 million in the prior-year quarter.
•Adjusted EBITDA margin of 10.8 percent, versus 11.1 percent in the prior-year quarter.

Guidance

•Net sales for the 2026 first quarter expected to increase by 8 to 10 percent from the prior-year quarter.
•Gross margin for the 2026 first quarter expected to be between 34 and 36 percent.
•Adjusted EBITDA margin for the 2026 first quarter expected to be between 9 and 11 percent.
•Net sales for full-year 2026 expected to increase by low double-digits from the prior year.
•Gross margin and adjusted EBITDA margin for full year 2026 expected to continue to improve compared with the prior year, under current global tariff policy.

“We finished 2025 with a strong fourth quarter, demonstrating the strength and resilience of our business model and our ability to continue to drive profitable growth against an uncertain macroeconomic backdrop. We again achieved double-digit volume growth and our pricing turned positive for the first time since the first quarter of 2023,” said Alan Yu, Chief Executive Officer. “Our strategy to diversify sourcing is proving successful, enabling us to continue to strengthen our global supply chain and maintain a 34 percent gross margin, despite significantly higher tariffs and duty costs.

“We continue to closely monitor tariff and foreign currency developments and adjust our global supply chain as appropriate. During the fourth quarter of 2025, 46 percent of our goods were sourced from Taiwan, 14 percent from China, 13 percent from the United States, and 11 percent each from Vietnam and Malaysia. Following the recent U.S. Supreme Court ruling on tariffs and the stabilization of the U.S. Dollar and New Taiwan Dollar exchange rates, we expect tailwinds on the margin to be realized beginning in the second quarter of 2026.

“Our new paper bags product category continues to perform strongly, expanding steadily and generating meaningful revenue growth. In 2025, we won a significant paper bag contract with one of our largest national chain accounts, and we are actively pursuing further opportunities, some of which are at the final confirmation stage. We are also strengthening this category by supplying generic paper bags to smaller customer accounts, and we expect to continue gaining market share in this category in the coming years.

“In today’s dynamic trade environment, we are confident that Karat’s proven global sourcing flexibility and efficient logistics capabilities will support a solid growth trajectory,” Yu added.

Fourth Quarter 2025 Financial Results

Net sales for the 2025 fourth quarter increased 13.7 percent to $115.6 million, from $101.6 million in the prior-year quarter. The increase primarily reflected $8.2 million in volume and a $6.3 million favorable impact from pricing and product mix.

Cost of goods sold for the 2025 fourth quarter increased 23.4 percent to $76.3 million, from $61.8 million in the prior-year quarter. Product costs increased $6.1 million due to sales growth, partially offset by more favorable vendor pricing and product mix. Within import costs, duty and tariff costs increased $8.4 million, reflecting the overall higher tariff rates and a $0.4 million adjustment to the duty reserve previously recorded on certain imports.

Gross profit for the 2025 fourth quarter was $39.3 million, compared with $39.8 million in the prior-year quarter. Gross margin for the 2025 fourth quarter was 34.0 percent, compared with 39.2 percent in the prior-year quarter, reflecting the expected impact from higher import costs, as discussed above, which, as a percentage of net sales, increased to 14.5 percent from 8.3 percent in the prior-year quarter. The decrease in margin was partially offset by a decrease in product costs as a percentage of net sales, due to more favorable vendor pricing and product mix, as well as lower logistics expense as a percentage of net sales.

Operating expenses in the 2025 fourth quarter decreased to $30.9 million, from $32.5 million in the prior-year quarter. The decrease was mainly driven by reduced online platform fees of $1.6 million, lower marketing expense of $0.5 million, reduced professional services expense of $0.4 million, partially offset by higher rent expense of $0.5 million primarily due to the opening of a new Chino distribution center in 2025.

Other income, net, increased 17.7 percent to $1.2 million for the 2025 fourth quarter, from $1.0 million in the prior-year quarter.

Net income for the 2025 fourth quarter increased 22.8 percent to $7.2 million, from $5.9 million for the prior-year quarter. Net income margin rose to 6.2 percent in the 2025 fourth quarter, from 5.8 percent in the prior-year quarter.

Net income attributable to Karat for the 2025 fourth quarter increased 21.3 percent to $6.8 million, or $0.34 per diluted share, from $5.6 million, or $0.28 per diluted share, in the prior-year quarter.

Adjusted EBITDA, a non-GAAP measure defined below, totaled $12.5 million for the 2025 fourth quarter, compared with $11.3 million for the prior-year quarter. Adjusted EBITDA margin, a non-GAAP measure defined below, was 10.8 percent, compared with 11.1 percent for the prior-year quarter.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, was $0.34 per share for the 2025 fourth quarter, compared with $0.29 per share in the prior-year quarter.

2025 Full Year Results

Net sales for the year ended December 31, 2025 increased 10.7 percent to $467.7 million, from $422.6 million last year. The increase in net sales was primarily driven by an increase of $39.7 million in volume and an increase of $11.9 million in product mix, partially offset by a $6.5 million unfavorable year-over-year pricing comparison.

Cost of goods sold for the year ended December 31, 2025 was $295.6 million, compared with $258.3 million last year. The increase primarily reflected $20.6 million in ocean freight and duty costs, from higher duties and tariffs of $14.6 million, as well as a 22.0 percent increase in import volume, partially offset by a 5.4 percent decrease in average freight container rates. In addition, product costs increased by $18.1 million due to higher sales volume and better product mix, partially offset by more favorable vendor pricing.

Gross profit for the year ended December 31, 2025 increased 4.8 percent to $172.1 million, from $164.3 million last year. Gross margin was 36.8 percent for the year ended December 31, 2025, compared with 38.9 percent last year. Gross margin was negatively impacted by rising freight and duty costs, as discussed above, which as a percentage of net sales increased to 11.8 percent during the year ended December 31, 2025, compared with 8.2 percent in the same period last year. The decrease was partially offset by a decrease in product costs and depreciation expense on production equipment as a percentage of net sales.

Operating expenses for the year ended December 31, 2025 were $130.7 million, compared with $126.6 million last year. The increase was mainly driven by $7.0 million of higher shipping and transportation costs primarily due to increases in both offline sales shipping volume and shipping rates, $3.3 million of higher rent expense due to a higher rate on the Chino, California facility lease extension, as well as the opening of a new Chino distribution center, and $1.4 million of higher salaries and benefit expenses. These increases were partially offset by a reduction in online platform fees and marketing expenses. Additionally, the year ended December 31, 2025 included a gain on disposal of machinery in the normal course of business, while the prior year included a $2.0 million non-cash impairment charge of a right-of-use asset from the sublease of the Company’s City of Industry warehouse in California and a loss on disposal of machinery in the normal course of business.

Other income, net, was $1.6 million for the year ended December 31, 2025, compared with $2.9 million last year. The decrease was primarily attributable to a loss on foreign currency transactions of $1.5 million, due to the weakening of the U.S. Dollar against the New Taiwan Dollar, partially offset by an increase in rental income from the sublet of the City of Industry warehouse in California in 2024.

Net income for the year ended December 31, 2025 increased 6.0 percent to $32.7 million, from $30.8 million last year. Net income margin was 7.0 percent for the year ended December 31, 2025, compared with 7.3 percent last year.

Net income attributable to Karat Packaging increased 5.0 percent to $31.5 million, or $1.56 per diluted share, for the year ended December 31, 2025, from $30.0 million, or $1.49 per diluted share, last year.

Adjusted EBITDA, a non-GAAP measure defined below, was $55.2 million for the year ended December 31, 2025, compared with $55.3 million last year. Adjusted EBITDA margin, a non-GAAP measure defined below, was 11.8 percent for the year ended December 31, 2025, compared with 13.1 percent last year.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, was $1.61 per share for the year ended December 31, 2025, compared with $1.64 per share last year.

Dividend

On February 5, 2026, Karat’s board of directors approved a regular quarterly dividend of $0.45 per share on the Company’s common stock, payable on or about February 27, 2026, to stockholders of record as of February 20, 2026.

Share Repurchase Program

During the 2025 fourth quarter, the Company purchased 137,374 shares of its common stock at an average purchase price of $21.74 per share, for a total amount of $3.0 million. As of March 11, 2026, approximately $12.0 million remained available for repurchase under the authorized repurchase program.

Investor Conference Call

The Company will host an investor conference call today, March 12, 2026, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its 2025 fourth quarter and full year results.

Phone: (877) 418-4045 (domestic); (412) 317-6745 (international)
Conference ID: Karat Packaging Inc.
Webcast: Accessible at https://irkarat.com/events-presentations/; archive available for approximately one year

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The Company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

Caution Concerning Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements, including, but not limited to, achieving our financial guidance, are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K and any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after the date of this release, except as required by law.

# # #

Investor Relations and Media Contacts:

PondelWilkinson Inc.
Judy Lin or Roger Pondel
310-279-5980
ir@karatpackaging.com

KARAT PACKAGING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$115,617	$101,649	$467,743	$422,633
Cost of goods sold	76,268	61,826	295,607	258,304
Gross profit	39,349	39,823	172,136	164,329
Operating expenses
Selling expenses	11,919	13,909	53,844	52,286
General and administrative expenses (including $669 and $470 associated with variable interest entity for the three months ended December 31, 2025 and 2024, respectively, and $2,855 and $2,358 associated with variable interest entity for the years ended December 31, 2025 and 2024, respectively)	18,749	18,360	77,371	71,530
Loss (gain), net, on disposal of machinery and impairment expense	210	254	(493)	2,752
Total operating expenses	30,878	32,523	130,722	126,568
Operating income	8,471	7,300	41,414	37,761
Other income (expenses)
Rental income (including $339 and $262 associated with variable interest entity for the three months ended December 31, 2025 and 2024, respectively, and $1,516 and $1,038 associated with variable interest entity for the years ended December 31, 2025 and 2024, respectively)	682	592	2,923	2,076
Other income, net	44	8	73	162
Gain (loss) on foreign currency transactions	404	368	(1,543)	520
Interest income (including $155 and $1 associated with variable interest entity for the three months ended December 31, 2025 and 2024, respectively, and $586 and $470 associated with variable interest entity for the years ended December 31, 2025 and 2024, respectively)	553	565	2,210	2,299
Interest expense (including $452 and $509 associated with variable interest entity for the three months ended December 31, 2025 and 2024, respectively, and $1,966 and $2,062 associated with variable interest entity for the years ended December 31, 2025 and 2024, respectively)	(486)	(516)	(2,055)	(2,123)
Total other income, net	1,197	1,017	1,608	2,934
Income before provision for income taxes	9,668	8,317	43,022	40,695
Provision for income taxes	2,474	2,458	10,358	9,871
Net income	7,194	5,859	32,664	30,824
Net income attributable to noncontrolling interest	384	244	1,186	849
Net income attributable to Karat Packaging Inc.	$6,810	$5,615	$31,478	$29,975
Basic and diluted earnings per share:
Basic	$0.34	$0.28	$1.57	$1.50
Diluted	$0.34	$0.28	$1.56	$1.49
Weighted average common shares outstanding, basic	20,037,669	20,026,773	20,057,549	20,002,211
Weighted average common shares outstanding, diluted	20,122,932	20,173,554	20,180,070	20,124,284

KARAT PACKAGING INC. AND SUBSIDIARIES
NET SALES BY CATEGORY (UNAUDITED)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Chains and Distributors *	$93,327	$79,411	$370,556	$329,448
Online	17,071	16,755	75,286	70,130
Retail *	5,219	5,483	21,901	23,055
	$115,617	$101,649	$467,743	$422,633

* During the three months ended June 30, 2025, the Company reclassified one customer from the retail to the chains and distributors channel, and reclassified the corresponding net sales amounts of approximately $1,064,000 for the three months ended December 31, 2024 and $4,272,000 for the year ended December 31, 2024, respectively, to conform to the current period presentation. The reclassification had no effect on previously reported condensed consolidated net sales for the three months and year ended December 31, 2024.

KARAT PACKAGING INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET AND CASH FLOW INFORMATION
(In thousands)

Selected Balance Sheet Information:	December 31, 2025	December 31, 2024
	(Unaudited)
Cash and cash equivalents	$37,880	$31,584
Short-term investments	$—	$28,343
Accounts receivable, net of allowance for bad debt	$36,402	$26,736
Inventories	$81,682	$70,722
Total assets	$287,686	$294,522
Accounts payable	$26,323	$17,831
Total current liabilities	$70,220	$46,447
Total liabilities	$130,816	$132,323
Total stockholders’ equity	$156,870	$162,199

Selected Cash Flow Information:	Year Ended December 31,
	2025	2024
	(Unaudited)
Net cash provided by operating activities	$33,815	$47,982
Net cash provided by (used in) investing activities	$25,399	$(5,855)
Dividends paid to shareholders	$(36,100)	$(31,016)
Repurchases of common stock	$(2,998)	$—
Net cash used in financing activities	$(52,918)	$(33,619)

KARAT PACKAGING INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(In thousands, except per share amounts)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin:	Three Months Ended December 31,				Year Ended December 31,
	2025		2024		2025		2024
	Amounts	% of Net Sales	Amounts	% of Net Sales	Amounts	% of Net Sales	Amounts	% of Net Sales
Net income	$7,194	6.2%	$5,859	5.8%	$32,664	7.0%	$30,824	7.3%
Add (deduct):
Interest income	(553)	(0.5)	(565)	(0.6)	(2,210)	(0.5)	(2,299)	(0.5)
Interest expense	486	0.4	516	0.5	2,055	0.4	2,123	0.5
Provision for income taxes	2,474	2.2	2,458	2.4	10,358	2.3	9,871	2.3
Depreciation and amortization	2,759	2.4	2,695	2.7	10,891	2.3	10,675	2.5
Stock-based compensation expense	138	0.1	350	0.3	1,182	0.3	2,065	0.5
Secondary offering transaction costs (1)	—	—	—	—	214	—	—	—
Impairment of operating right-of-use asset	—	—	—	—	—	—	1,993	0.5
Adjusted EBITDA	$12,498	10.8%	$11,313	11.1%	$55,154	11.8%	$55,252	13.1%

Reconciliation of Adjusted Diluted Earnings Per Common Share	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Diluted earnings per common share	$0.34	$0.28	$1.56	$1.49
Add (deduct):
Stock-based compensation expense	0.01	0.01	0.06	0.10
Impairment of operating right-of-use asset	—	—	—	0.10
Secondary offering transaction costs (1)	—	—	0.01	—
Tax impact	(0.01)	—	(0.02)	(0.05)
Adjusted diluted earnings per common share	$0.34	$0.29	$1.61	$1.64

(1) Secondary offering transaction costs represent legal and professional fees incurred in connection with the completion of the secondary offering by certain executive officers and stockholders of the Company, which were directly related to the offering and were incremental to our normal operating expenses.

Reconciliation of Adjusted EBITDA by Entity	Three Months Ended December 31, 2025
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$6,803	$452	$(61)	$7,194
Add (deduct):
Interest income	(398)	(155)	—	(553)
Interest expense	34	452	—	486
Provision for income taxes	2,474	—	—	2,474
Depreciation and amortization	2,456	303	—	2,759
Stock-based compensation expense	138	—	—	138
Adjusted EBITDA	$11,507	$1,052	$(61)	$12,498

Reconciliation of Adjusted EBITDA by Entity	Year Ended December 31, 2025
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$31,464	$1,396	$(196)	$32,664
Add (deduct):
Interest income	(1,624)	(586)	—	(2,210)
Interest expense	89	1,966	—	2,055
Provision for income taxes	10,358	—	—	10,358
Depreciation and amortization	9,678	1,213	—	10,891
Stock-based compensation expense	1,182	—	—	1,182
Secondary offering transaction costs (1)	214	—	—	214
Adjusted EBITDA	$51,361	$3,989	$(196)	$55,154

(1) Secondary offering transaction costs represent legal and professional fees incurred in connection with the completion of the secondary offering by certain executive officers and stockholders of the Company, which were directly related to the offering and were incremental to our normal operating expenses.

Reconciliation of Adjusted EBITDA by Entity	Three Months Ended December 31, 2024
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$5,634	$287	$(62)	$5,859
Add (deduct):
Interest income	(564)	(1)	—	(565)
Interest expense	7	509	—	516
Provision for income taxes	2,458	—	—	2,458
Depreciation and amortization	2,391	304	—	2,695
Stock-based compensation expense	350	—	—	350
Adjusted EBITDA	$10,276	$1,099	$(62)	$11,313

Reconciliation of Adjusted EBITDA by Entity	Year Ended December 31, 2024
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income	$29,678	$994	$152	$30,824
Add (deduct):
Interest income	(1,829)	(470)	—	(2,299)
Interest expense	61	2,062	—	2,123
Provision for income taxes	9,871	—	—	9,871
Depreciation and amortization	9,461	1,214	—	10,675
Stock-based compensation expense	2,065	—	—	2,065
Impairment of operating right-of-use asset	1,993	—	—	1,993
Adjusted EBITDA	$51,300	$3,800	$152	$55,252

Reconciliation of Free Cash Flow	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$15,357	$8,250	$33,815	$47,982
Add (deduct):
Purchase of property and equipment	(236)	(216)	(756)	(934)
Deposits paid for property and equipment	(505)	(544)	(3,749)	(3,134)
Free Cash Flow	$14,616	$7,490	$29,310	$43,914

Use of Non-GAAP Financial Measures

Karat utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

•Adjusted EBITDA is calculated as net income before interest income and interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, secondary offering transaction costs, and impairment of operating right-of-use asset.
•Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.
•Free Cash Flow is calculated as cash from operating activities less cash used in (i) purchases of property and equipment, and (ii) deposits paid for property and equipment.
•Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation, secondary offering transaction costs, impairment of operating right-of-use asset, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of Karat, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the financial performance and liquidity of Karat and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our financial performance or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance and liquidity prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.